Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Jamie Spexarth, Chief Financial Officer

1001 Louisiana St., Suite 2900

Houston, TX 77002

Investor Relations, ir@superiorenergy.com, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES
FOURTH QUARTER 2023 RESULTS AND CONFERENCE CALL

Houston, March 7, 2024 – Superior Energy Services, Inc. (the “Company”) reported its results for the fiscal quarter and full year ended December 31, 2023. In accordance with the Company’s Shareholders Agreement, it will host a conference call with shareholders on March 11, 2024.

For the fourth quarter of 2023, the Company reported net income from continuing operations of $44.6 million, or $2.21 per diluted share, and revenue of $244.4 million. This compares to net income from continuing operations of $32.6 million or $1.62 per diluted share, and revenue of $210.4 million, for the third quarter of 2023. During the third and fourth quarters of 2023, we utilized an indirect foreign mechanism known as a Blue Chip Swap (“BCS”) to remit a total of $13.9 million U.S. dollars from Argentina through the purchase and sale of BCS securities. These transactions resulted in a net loss of $12.1 million and $7.8 million in the third and fourth quarter of 2023, respectively.

For the year ended December 31, 2023, net income from continuing operations was $174.6 million, or $8.66 per diluted share, with revenue of $919.4 million. Net income from continuing operations for 2023 was impacted by the purchase and sale of BCS securities, which resulted in a net loss of $19.9 million in 2023. For the year ended December 31, 2022, net income from continuing operations was $291.0 million, or $14.49 per diluted share, and revenue of $884.0 million. Net income from continuing operations for 2022 was impacted by recognition of a worthless stock deduction and valuation allowance releases with estimated net tax benefits of $104.0 million and $18.5 million, respectively. Additionally, an immaterial misstatement was identified and recorded during 2023 related to the worthless stock deduction, resulting in additional income tax expense of $7.6 million.

The Company’s Adjusted EBITDA (a non-GAAP measure defined on page 5) was $85.3 million for the fourth quarter of 2023 compared to $71.8 million in the third quarter of 2023. For the full year, Adjusted EBITDA was $322.4 million compared to $282.1 million in 2022. Refer to pages 13 and 14 for a Reconciliation of Adjusted EBITDA to GAAP results.

Brian Moore, Chief Executive Officer, commented, “I’m pleased to report Superior’s financial performance for the fourth quarter of 2023 was in line with expectations. Our results are illustrative of our responsive people and their leaders, our highly engineered and desirable assets, and established recognized brands with strong positions in their respective markets. We appreciate our people, customers and suppliers for their continued contributions, not only with our strong year-end, but throughout a very good 2023 at Superior Energy.”

Fourth Quarter 2023 Geographic Breakdown

U.S. land revenue was $44.8 million in the fourth quarter of 2023, a 2% decrease compared to revenue of $45.7 million in the third quarter of 2023 and was driven primarily by declines in our hydraulic workover and snubbing activities and well control services components within Well Services alongside a lower U.S. land rig count.

U.S. offshore revenue was $96.3 million in the fourth quarter of 2023, an increase of 63% compared to revenue of $59.1 million in the third quarter of 2023. The increase was driven by a large deepwater project in our completion services business unit.

International revenue was $103.4 million in the fourth quarter of 2023, a decrease of 2% compared to revenue of $105.5 million in the third quarter of 2023, primarily due to a decline in activity from well control services within our Well Services segment. This was partially offset by increases in international premium drill pipe activities within our Rental Services segment.

Fourth Quarter 2023 Segment Reporting

The Rentals segment revenue in the fourth quarter of 2023 was $117.8 million, an increase of 4% compared to revenue of $113.2 million in the third quarter of 2023 due to increases in premium drill pipe activity across all geographic locations. Adjusted EBITDA for the fourth quarter of 2023 was $69.8 million, a 1% increase from the third quarter of 2023. Adjusted EBITDA Margin (a non-GAAP measure defined on page 5) was 59%, a 2% decrease from the third quarter of 2023.

The Well Services segment revenue in the fourth quarter of 2023 was $126.6 million, a 30% increase compared to revenue of $97.2 million in the third quarter of 2023, primarily from completion services within our U.S. offshore markets. Adjusted EBITDA for the fourth quarter of 2023 was $31.2 million with an Adjusted EBITDA Margin of 25%, as compared to Adjusted EBITDA of $15.1 million with an Adjusted EBITDA Margin of 16% in the third quarter of 2023. The increase in both Adjusted EBITDA and Adjusted EBITDA Margin for the fourth quarter of 2023 was largely driven by improved results from our completion services business unit.

Calendar Year 2023 Segment Reporting

The Rentals segment revenue in 2023 was $452.2 million, a 12% increase compared to revenue of $402.9 million in 2022. This increase is primarily attributable to increased revenue across all rental product service lines, which include our premium drill pipe, accommodations and bottom hole assemblies. Adjusted EBITDA of $274.4 million contributed 73% of the Company’s total Adjusted EBITDA before including corporate costs. Full year 2023 Adjusted EBITDA Margin within Rentals was 61%, a 2% increase from the 2022 margin of 59%. The increase in margins was primarily driven by higher offshore and international rig counts that provided for greater utilization of these rentals.

The Well Services segment revenue in 2023 was $467.2 million, a 3% decrease compared to revenue of $481.0 million in 2022. Revenues in 2023 were impacted by the disposition of certain non-core businesses in second half of 2022 and 2023 which negatively affected revenues by $36.0 million in 2023. Excluding the impact of these dispositions, revenues in 2023 increased $22.2 million from improvements in our completion services and well control service lines. Adjusted EBITDA for 2023 was $100.9 million for an Adjusted EBITDA Margin of 22%, a 2% increase from the 2022 margin of 20%. This increase was driven by continued increases in service revenues with higher margins, such as our U.S. offshore and international completions and international well control services. Additionally, increased offshore and international rig counts allowed for higher activity in our U.S. offshore and international operations.

Liquidity

As of December 31, 2023, the Company had cash, cash equivalents, and restricted cash of approximately $477.1 million and the availability remaining under our ABL Credit Facility was approximately $108.5 million, assuming continued compliance with the covenants under our ABL Credit Facility. We had no balances outstanding under the Credit Facility on December 31, 2023.

Total cash proceeds received during the fourth quarter of 2023 from the sale of non-core businesses and assets were $6.4 million compared to $9.6 million received during the third quarter of 2023.

During the third and fourth quarters of 2023, we received cash proceeds from the utilization of an indirect foreign exchange mechanism known as a Blue Chip Swap (“BCS”). We received cash proceeds related to the sale of BCS securities of approximately $4.3 million during the fourth quarter of 2023 and $9.7 million during the third quarter of 2023. Additionally, during 2023, we paid $27.1 million to the Washington State Department of Revenue related to a use tax assessment from several years ago that we have appealed and is currently under review. During the third and fourth quarters of 2023, we incurred approximately $3.4 million and $4.5 million in decommissioning costs associated with our oil and gas platform in the Gulf of Mexico.

The Company remains focused on cash conversion. Free Cash Flow (a non-GAAP measure defined on page 5) for the fourth quarter of 2023 totaled $39.8 million compared to $30.8 million for the third quarter of 2023. Fourth quarter capital expenditures were $7.3 million, and capital expenditures for the year ended December 31, 2023 totaled $74.5 million. Refer to page 10 for a reconciliation of Free Cash Flow to Net Cash from Operating Activities.

In the fourth quarter of 2023, our Board declared a special cash dividend of $12.38 per share on our outstanding Class A Common Stock. The special dividend is expected to be paid on March 12, 2024 to shareholders of record as of February 27, 2024.

2024 Guidance

Regarding 2024 guidance, there are four key drivers that we expect to impact projected 2024 results with a decline in both revenue and Adjusted EBITDA as compared to 2023.

1.
A reduced US Land rig count will create fewer opportunities for our premium drill pipe and bottom hole accessory business units.
2.
A cyclical shift in activity in the Gulf of Mexico from completions oriented operations in 2023 to drilling oriented operations in 2024 will create a different mix of business for our premium drill pipe business unit, leading to both lower activity and lower margins.
3.
Our completion services business unit, coming off of a very strong product delivery year in 2023 which reflects the long lead time, project nature of deep water development, will cycle to a higher mix of lower margin service revenue in 2024.
4.
In 2023, our well control business unit benefited from a number of special projects, which we do not expect to repeat in 2024 as these types of projects are often contemplated by customers several years in advance.

Based on the previously noted factors, we expect first quarter 2024 revenue to come in between $210 million to $240 million and first quarter 2024 Adjusted EBITDA is expected to be between $65 million to $80 million.

For full year 2024 guidance, we expect revenue to come in at a range of $800 million to $875 million with Adjusted EBITDA in a range of $250 million to $310 million. Full year capital spending is expected to be in a range of $90 million to $110 million.

The Company’s 2024 outlook reflects its expectation for continued execution consistent with its 2023 results notwithstanding the shift in U.S. Gulf of Mexico rig operations from more completion oriented operations in 2023 to more drilling oriented operations in 2024. This is not necessarily driven by commodity prices or long-term development strategies, but by normal sequencing of operations as determined by our customers. This shift will likely negatively impact revenue mix and margins, but we believe rig operations are likely to cycle back toward completion oriented operations in 2025 with our consolidated revenue mix and margins expected to be similar to what we delivered in 2023.

Strategic Outlook

The Company’s positive performance in 2023 validates the strategy developed in 2021 with a sequential focus on product lines, geographic footprint and support cost rationalization. Over the last three years, we have met and overcome challenges and delivered on safety, service quality and financial performance. We have consistently demonstrated discipline and stewardship as evidenced by our return of cash to shareholders, with an approximately $250 million dividend in December 2022 and an additional approximately $250 million dividend expected in March 2024, all while retaining a strong capital structure.

In 2024, the Company will continue to explore alternatives to enhance shareholder value, including potential merger or acquisition opportunities. As part of this process, we remain in, and continue to pursue, preliminary or exploratory dialogue with various potential counterparties. In parallel, the Company will continue to seek opportunities to optimize its capital structure, including actions to facilitate additional return of capital to shareholders.

Our Board has not set a timetable or made any decisions related to further actions or potential strategic alternatives, including a future dividend, at this time. The declaration of dividends is at the discretion of the

Company’s board of directors and will depend on the Company’s financial results, cash requirements, future prospects, contractual restrictions and other factors deemed relevant by the Company’s board of directors. Additionally, any potential transaction would depend upon entry into definitive agreements with a potential counterparty on terms acceptable to us. There can be no assurance that we will enter any such transaction or consummate or pursue any transaction or other strategic alternative.

Conference Call Information

The Company’s management team will host a conference call on Monday, March 11th, 2024 at 1:00 PM CST. The call will be available via live webcast in the “Events” section at ir.superiorenergy.com. To access via phone, participants can register for the call here, where they will be provided a phone number and access code. The call will be available for replay until March 11th, 2025, on Superior’s website at ir.superiorenergy.com. If you are a shareholder and would like to submit a question, please email your question beforehand to Jamie Spexarth at https://ir.superiorenergy.com/.

About Superior Energy Services

Superior Energy Services serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit: www.superiorenergy.com.

Non-GAAP Financial Measures

To supplement Superior’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also uses Adjusted EBITDA and Adjusted EBITDA Margin. Management uses Adjusted EBITDA and Adjusted EBITDA Margin internally for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes these non-GAAP measures provide investors useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures are not recognized measures for financial statement presentation under U.S. GAAP and do not have standardized meanings and may not be comparable to similar measures presented by other public companies. Adjusted EBITDA and Adjusted EBITDA Margin should be considered as supplements to, and not as substitutes for, or superior to, the corresponding measures calculated in accordance with GAAP. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit) and depreciation, amortization, accretion and depletion, adjusted for other gains and losses, which management does not consider representative of our ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA by segment as a percentage of segment revenues. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, please see the tables under “―Superior Energy Services, Inc. and Subsidiaries Reconciliation of Adjusted EBITDA” included on pages 13 and 14 of this press release.

Free Cash Flow is defined as net cash from operating activities less payments for capital expenditures. Free Cash Flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire Statement of Cash Flows.

The Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measure, Adjusted EBITDA, contained in this press release to its most directly comparable GAAP financial measure, net income, as the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measure to its respective most directly comparable GAAP financial measure is not (and was not, when prepared) available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income includes the impact of depreciation, income taxes and certain other items that impact comparability between periods, which may be significant and are difficult to project with a reasonable degree of accuracy. In addition, we believe such reconciliation could imply a degree of precision that might be confusing or misleading to investors. The probable significance of providing this forward-looking non-GAAP financial measure without the directly comparable GAAP financial measure is that such GAAP financial measure may be materially different from the corresponding non-GAAP financial measure.

Forward-Looking Statements

This press release contains, and future oral or written statements or press releases by the Company and its management may contain, certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks”, “will” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact regarding the Company’s financial position and results, financial performance, liquidity, the special dividend payable in 2024, strategic alternatives (including dispositions, acquisitions, and the timing thereof), market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company’s management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties, including but not limited to conditions in the oil and gas industry and the availability of strategic partners, that could cause the Company’s actual results to differ materially from such statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements.

While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Form 10-K for the year ended December 31, 2023, Form 10-Q for any subsequent interim period, and those set forth from time to time in the Company’s other current or periodic filings with the Securities and Exchange Commission, which are available at www.superiorenergy.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Revenues
Rentals	$117,816	$113,201	$105,900	$452,249	$402,942
Well Services	126,609	97,184	133,203	467,171	481,018
Total revenues	244,425	210,385	239,103	919,420	883,960

Cost of revenues
Rentals	40,577	37,769	36,380	149,835	137,626
Well Services	85,230	72,076	91,142	324,292	339,325
Total cost of revenues	125,807	109,845	127,522	474,127	476,951

Depreciation, depletion, amortization and accretion	19,818	20,490	20,121	81,068	98,060
General and administrative expenses	33,403	30,089	34,204	125,659	128,294
Restructuring and transaction expenses	1,311	-	1,934	3,294	6,375
Other (gains) and losses, net	(1,125)	(4,073)	1,129	(6,549)	(29,134)
Income from operations	65,211	54,034	54,193	241,821	203,414

Other income (expense):
Interest income, net	7,180	6,629	5,702	25,761	11,713
Loss on Blue Chip Swap securities	(7,736)	(12,120)	-	(19,856)	-
Other income (expense), net	(4,883)	(4,520)	4,558	(13,391)	(1,804)
Income from continuing operations before income taxes	59,772	44,023	64,453	234,335	213,323
Income tax benefit (expense)	(15,126)	(11,403)	110,532	(59,741)	77,719
Net income from continuing operations	44,646	32,620	174,985	174,594	291,042
Income (loss) from discontinued operations, net of income tax	18	128	(4,389)	426	(4,577)
Net income	$44,664	$32,748	$170,596	$175,020	$286,465

Income (loss) per share - basic:
Net income from continuing operations	$2.22	$1.62	$8.73	$8.68	$14.53
Income (loss) from discontinued operations, net of income tax	-	0.01	(0.22)	0.02	(0.22)
Net income	$2.22	$1.63	$8.51	$8.70	$14.31

Income (loss) per share - diluted:
Net income from continuing operations	$2.21	$1.62	$8.69	$8.66	$14.49
Income (loss) from discontinued operations, net of income tax	-	-	(0.21)	0.02	(0.23)
Net income	$2.21	$1.62	$8.48	$8.68	$14.26

Weighted-average shares outstanding
Basic	20,136	20,136	20,049	20,126	20,024
Diluted	20,177	20,159	20,125	20,152	20,087

SUPERIOR ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$391,684	$258,999
Accounts receivable, net	276,868	249,808
Income taxes receivable	10,542	6,665
Prepaid expenses	18,614	17,299
Inventory	74,995	65,587
Other current assets	7,922	6,276
Assets held for sale	-	11,978
Total current assets	780,625	616,612
Property, plant and equipment, net	294,960	282,376
Note receivable	69,005	69,679
Restricted cash	85,444	80,108
Deferred tax assets	67,241	97,492
Other assets, net	43,718	44,745
Total assets	$1,340,993	$1,191,012

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,214	$31,570
Accrued expenses	103,782	116,575
Income taxes payable	20,220	11,682
Decommissioning liability	21,631	9,770
Liabilities held for sale	-	3,349
Total current liabilities	183,847	172,946
Decommissioning liability	148,652	150,901
Other liabilities	47,583	84,281
Total liabilities	380,082	408,128
Total stockholders' equity	960,911	782,884
Total liabilities and stockholders' equity	$1,340,993	$1,191,012

SUPERIOR ENERGY SERVICES, INC.
STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2023	2023	2023

Cash flows from operating activities
Net income	$44,664	$32,748	$175,020
Adjustments to reconcile net income to net cash from operating activities	-
Depreciation, depletion, amortization and accretion	19,818	20,490	81,068
Other non-cash items	517	566	23,874
Loss on Blue Chip Swap securities	7,736	12,120	19,856
Washington State Tax Payment	-	-	(27,068)
Decommissioning Costs	(4,497)	(3,401)	(10,776)
Changes in operating assets and liabilities	(21,194)	(10,112)	(59,584)
Net cash from operating activities	47,044	52,411	202,390

Cash flows from investing activities
Payments for capital expenditures	(7,278)	(21,592)	(74,496)
Proceeds from sales of assets	6,389	9,563	31,099
Proceeds from sales of Blue Chip Swap securities	4,256	9,656	13,912
Purchases of Blue Chip Swap securities	(11,992)	(21,776)	(33,768)
Net cash from investing activities	(8,625)	(24,149)	(63,253)

Cash flows from financing activities
Other	-	-	(1,116)
Net cash from financing activities	-	-	(1,116)

Net change in cash, cash equivalents and restricted cash	38,419	28,262	138,021
Cash, cash equivalents and restricted cash at beginning of period	-	410,447	339,107
Cash, cash equivalents and restricted cash at end of period	$38,419	$438,709	$477,128

Reconciliation of Free Cash Flow
Net cash from operating activities	$47,044	$52,411	$202,390
Payments for capital expenditures	(7,278)	(21,592)	(74,496)
Free Cash Flow	$39,766	$30,819	$127,894

Free Cash Flow is a Non-GAAP measure. See Non-GAAP Measures for our definition of Free Cash Flow.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
REVENUE BY GEOGRAPHIC REGION BY SEGMENT
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
U.S. land
Rentals	$39,597	$37,478	$43,316	$166,938	$160,742
Well Services	5,188	8,223	6,051	25,572	24,558
Total U.S. land	44,785	45,701	49,367	192,510	185,300

U.S. offshore
Rentals	43,904	44,681	33,968	161,771	140,881
Well Services	52,380	14,459	38,349	106,565	122,848
Total U.S. offshore	96,284	59,140	72,317	268,336	263,729

International
Rentals	34,315	$31,042	28,616	123,540	101,319
Well Services	69,041	74,502	88,803	335,034	333,612
Total International	103,356	105,544	117,419	458,574	434,931
Total Revenues	$244,425	$210,385	$239,103	$919,420	$883,960

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
SEGMENT HIGHLIGHTS
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Revenues
Rentals	$117,816	$113,201	$105,900	$452,249	$402,942
Well Services	126,609	97,184	133,203	467,171	481,018
Total Revenues	$244,425	$210,385	$239,103	$919,420	$883,960

Income from Operations
Rentals	$57,647	$56,253	$50,001	$225,020	$183,636
Well Services	23,956	10,581	20,998	74,816	84,529
Corporate and other	(16,392)	(12,800)	(16,806)	(58,015)	(64,751)
Total Income from Operations	$65,211	$54,034	$54,193	$241,821	$203,414

Adjusted EBITDA
Rentals	$69,802	$68,791	$62,633	$274,434	$237,663
Well Services	31,194	15,137	28,738	100,891	95,819
Corporate and other	(15,712)	(12,125)	(11,467)	(52,919)	(51,421)
Total Adjusted EBITDA	$85,284	$71,803	$79,904	$322,406	$282,061

Adjusted EBITDA Margin
Rentals	59%	61%	59%	61%	59%
Well Services	25%	16%	22%	22%	20%
Corporate and other	n/a	n/a	n/a	n/a	n/a
Total Adjusted EBITDA Margin	35%	34%	33%	35%	32%

Adjusted EBITDA is a Non-GAAP measure. See Non-GAAP Measures for our definition of Adjusted EBITDA.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net income from continuing operations	$44,646	$32,620	$174,985	$174,594	$291,042
Depreciation, depletion, amortization and accretion	19,818	20,490	20,121	81,068	98,060
Interest income, net	(7,180)	(6,629)	(5,702)	(25,761)	(11,713)
Income tax (benefit) expense	15,126	11,403	(110,532)	59,741	(77,719)
Restructuring and transaction expenses	1,311	-	1,934	3,294	6,375
Other (gains) losses, net	(1,056)	(2,721)	3,656	(3,777)	(25,788)
Other (income) expense, net	4,883	4,520	(4,558)	13,391	1,804
Loss on Blue Chip Swap Securities	7,736	12,120	-	19,856	-
Adjusted EBITDA	$85,284	$71,803	$79,904	$322,406	$282,061

Adjusted EBITDA is a Non-GAAP measure. See Non-GAAP Measures for our definition of Adjusted EBITDA.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA BY SEGMENT
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Rentals
Income from operations	$57,647	$56,253	$50,001	$225,020	$183,636
Depreciation, depletion, amortization and accretion	12,155	12,538	12,632	49,414	58,731
Other adjustments (1)	-	-	-	-	(4,704)
Adjusted EBITDA	$69,802	$68,791	$62,633	$274,434	$237,663

Wells Services
Income from operations	$23,956	$10,581	$20,998	$74,816	$84,529
Depreciation, depletion, amortization and accretion	7,238	7,277	6,551	28,796	34,841
Other adjustments (2)	-	(2,721)	1,189	(2,721)	(23,551)
Adjusted EBITDA	$31,194	$15,137	$28,738	$100,891	$95,819

Corporate
Loss from operations	$(16,392)	$(12,800)	(16,806)	$(58,015)	$(64,751)
Depreciation, depletion, amortization and accretion	425	675	938	2,858	4,488
Restructuring expenses	1,311	-	1,934	3,294	6,375
Other adjustments (2)	(1,056)	-	2,467	(1,056)	2,467
Adjusted EBITDA	$(15,712)	$(12,125)	$(11,467)	$(52,919)	$(51,421)

Total
Income from operations	$65,211	$54,034	$54,193	$241,821	$203,414
Depreciation, depletion, amortization and accretion	19,818	20,490	20,121	81,068	98,060
Restructuring expenses	1,311	-	1,934	3,294	6,375
Other adjustments	(1,056)	(2,721)	3,656	(3,777)	(25,788)
Adjusted EBITDA	$85,284	$71,803	$79,904	$322,406	$282,061

Adjusted EBITDA is a Non-GAAP measure. See Non-GAAP Measures for our definition of Adjusted EBITDA.

(1) Adjustments for disposal activities related to non-core businesses
(2) Adjustments for exit and disposal activities related to non-core businesses and the residual gain from revisions to our estimated decommissioning liability